Exhibit 99.1

News Release

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas 78701

www.usacpartners.com

USA Compression Partners, LP Reports Second Quarter 2013 Results,

Achieves Record Revenues, Adjusted EBITDA and Distributable Cash Flow

AUSTIN, Texas, August 13, 2013 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the second quarter of 2013.

Second Quarter 2013 Summary Results

•                  Record levels of revenue, up 15.4% over second quarter 2012

•                  Record levels of Adjusted EBITDA, up 17.0% over second quarter 2012

•                  Record levels of distributable cash flow, up 75.2% over second quarter 2012

•                  Gross operating margin as a percentage of revenue improved to 69.6% from 68.4% in second quarter 2012

•                  Quarterly cash distribution of $0.44 per common unit, higher than the MQD of $0.425 established at the IPO

•                  Increased size of fleet horsepower by 12.7% over second quarter 2012

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Operational Data
Fleet Horsepower at period end	968,178	942,642	858,900
Revenue Generating Horsepower at period end	836,427	807,988	759,498
Average Revenue Generating Horsepower	829,684	801,574	738,186
Revenue Generating Compression Units at period end	1,001	985	948
Horsepower Utilization at period end(1)	94.0%	93.3%	94.9%
Average Horsepower Utilization for the period(1)	94.1%	92.4%	95.4%

Financial Data ($ in thousands, except per-unit data)
Revenue	$33,310	$32,604	$28,870
Average Revenue Per Horsepower Per Month	$13.55	$13.59	$13.38
Gross Operating Margin	$23,179	$22,184	$19,748
Adjusted EBITDA	$18,122	$17,445	$15,493
Distributable cash flow	$11,867	$11,613	$6,775
Earnings per Unit	$0.08	$0.07	$—
Gross Operating Margin Percentage	69.6%	68.0%	68.4%
Adjusted EBITDA Percentage	54.4%	53.5%	53.7%

(1)

Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 86.4%, 85.7% and 88.4% for the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Average horsepower utilization was 86.3%, 86.1% and 89.2% for the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

Second Quarter 2013 Financial and Operating Performance

Revenue in the second quarter of 2013 rose 15.4% to $33.3 million as compared to $28.9 million for the same period in 2012.  This was primarily the result of a 16.9% increase in contract operations revenue (excluding retail parts and services) to $33.1 million, compared to $28.4 million in the second quarter of 2012. Adjusted EBITDA rose 17.0% to $18.1 million as compared to $15.5 million for the second quarter of 2012.  Distributable cash flow increased 75.2% to $11.9 million, compared to $6.8 million in the second quarter last year.  Net income was $2.4 million, or $0.08 per common and subordinated unit, compared with net income of $1.0 million for the second quarter of 2012.

“We are very pleased to report another quarter of record revenue, Adjusted EBITDA and distributable cash flow for the second quarter of 2013,” said Eric D. Long, USA Compression President and Chief Executive Officer.  “We’re continuing to see solid demand for our compression services, and we continue to improve our gross operating margins and our overall financial performance.

“We have customer contracts for 100% of the new compression units that were delivered primarily in the first quarter of this year, composed of 35,880 horsepower, and contracts for 84% of the new compression units that were delivered primarily in the second quarter, composed of 59,205 horsepower. We expect to place the remainder of these new compression units under customer contracts and are evaluating additional orders of new compression units for delivery in the first half of 2014,” he said.

Average revenue generating horsepower increased 12.4% to 829,684 for the second quarter of 2013 as compared to 738,186 for the second quarter of 2012.  Average revenue per revenue generating horsepower per month increased 1.3% to $13.55 as compared to $13.38 for the second quarter last year.

Gross operating margin increased 17.4% to $23.2 million as compared to $19.7 million for the second quarter of last year. Gross operating margin as a percentage of total revenues increased to 69.6% from 68.4% in the second quarter of 2012 and from 68.0% in the first quarter of 2013, primarily due to increasing operating leverage resulting from the addition of large horsepower compression units to the Partnership’s revenue generating horsepower portion of the fleet.

Expansion capital expenditures (used primarily to purchase new compression units) were $25.9 million for the second quarter of 2013, while maintenance capital expenditures totaled $3.7 million, and cash interest expense was $2.4 million.

On July 23, 2013, the Partnership announced a cash distribution of $0.44 per unit on its common and subordinated units. This second quarter distribution corresponds to an annualized distribution rate of $1.76 per unit. The distribution will be paid on August 14 to unitholders of record as of the close of business on August 2. USA Compression Holdings, LLC, the owner of 62.6% of the Partnership’s outstanding common and subordinated units, has informed the Partnership that it intends to reinvest under the Partnership’s Distribution Reinvestment Plan all of this distribution with respect to its units. Distributable cash flow coverage for the second quarter of 2013 was 0.9x.

Liquidity and Credit Facility

The Partnership maintains a $600.0 million revolving credit facility with a syndicate of banks that matures in October 2015. As of June 30, 2013, the outstanding balance under the revolving credit facility was approximately $353.0 million, compared to $335.6 million as of March 31, 2013.

In addition, on July 2, 2013, the registration statement on Form S-1 (as amended to include the Partnership’s recently filed Form 10-Q for the three months ended March 31, 2013) relating to the Partnership’s Distribution Reinvestment Plan was declared effective by the Securities and Exchange Commission.

Conference Call

USA Compression Partners, LP will host a conference call on August 13, beginning at 9:00 a.m. Central Time, to discuss its second quarter 2013 financial and operating performance.  The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 866-202-0886 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call. Investors outside the U.S. and Canada should dial 617-213-8841. The passcode for both is 83185784.

A replay of the call will be available through August 20. Callers inside the U.S. and Canada may access the replay by dialing 888-286-8010. Investors outside the U.S. and Canada should dial 617-801-6888. The passcode for both is 32572487.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas.  USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures that management uses in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, unit-based compensation expense, restructuring charges and management fees. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance to compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, depreciation and amortization expense, impairment of compression equipment charges and non-cash SG&A costs, less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders. See “Reconciliation of Non-GAAP Financial Measures”

for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:

•                                          changes in general economic conditions;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas;

•                                          actions taken by the Partnership’s customers, competitors and third party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Joseph “Jody” C. Tusa, Jr.

Chief Financial Officer

512-473-2662

jtusa@usacompression.com

Dennard-Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

Anne Pearson

210-408-6321

apearson@dennardlascar.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands – Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012

Revenues:
Contract operations	$33,144	$31,896	$28,355
Parts and service	166	708	515
Total revenues	33,310	32,604	28,870
Cost of operations, exclusive of depreciation and amortization	10,131	10,420	9,122
Gross operating margin	23,179	22,184	19,748
Other operating and administrative costs and expenses:
Selling, general and administrative	5,548	4,895	4,724
Depreciation and amortization	12,173	11,678	10,233
Loss (Gain) on sale of assets	130	(25)	42
Total other operating and administrative costs and expenses	17,851	16,548	14,999
Operating income	5,328	5,636	4,749
Other Income (Expense)
Interest expense	(2,871)	(3,064)	(3,715)
Other	2	4	11
Total other expense	(2,869)	(3,060)	(3,704)
Net income before income tax expense	2,459	2,576	1,045
Income tax expense	58	55	48
Net Income	$2,401	$2,521	$997

Less:
Earnings allocated to general partner prior to initial public offering on January 18, 2013	$—	$5	$10
Earnings available for limited partners prior to initial public offering on January 18, 2013	$—	$530	$987
Net income subsequent to initial public offering on January 18, 2013	$2,401	$1,986	$—

Net Income subsequent to initial public offering allocated to:
General partner's interest in net income	$48	$40	$—
Common units interest in net income	$1,227	$1,007	$—
Subordinated units interest in net income	$1,126	$939	$—

Weighted average common units outstanding:
Basic	15,196,880	15,048,588	—
Diluted	15,241,866	15,048,588	—

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	—

Net income per common unit:
Basic	$0.08	$0.07	$—
Diluted	$0.08	$0.07	$—

Net income per subordinated unit:
Basic and diluted	$0.08	$0.07	$—

Distributions declared and paid per limited partner unit in respective periods	$0.348	$—	$—

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands – Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Net income	$2,401	$2,521	$997
Interest expense	2,871	3,064	3,715
Depreciation and amortization	12,173	11,678	10,233
Income taxes	58	55	48
Unit-based compensation expense	489	79	—
Riverstone management fee(1)	—	48	500
Other	130	—	—
Adjusted EBITDA	$18,122	$17,445	$15,493
Interest expense	(2,871)	(3,064)	(3,715)
Income tax expense	(58)	(55)	(48)
Unit-based compensation expense	(489)	(79)	—
Riverstone management fee	—	(48)	(500)
Other	959	507	(361)
Changes in operating assets and liabilities:
Accounts receivable	(471)	(1,650)	(56)
Inventory	(634)	(1,031)	1,351
Prepaids	465	(96)	126
Other non-current assets	(4)	3,842	(428)
Accounts payable	285	(7,359)	908
Accrued liabilities and deferred revenue	845	948	728
Net cash provided by operating activities	$16,149	$9,360	$13,498

(1)

Represents management fees paid to Riverstone for services performed during 2013 and 2012, prior to January 18, 2013, the closing date of the Partnership’s initial public offering. As these fees are not paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands – Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Net income	$2,401	$2,521	$997
Plus: Non-cash interest expense	471	453	404
Plus: Depreciation and amortization	12,173	11,678	10,233
Plus: Unit-based compensation	489	79	—
Less: Maintenance capital expenditures(1)	3,667	3,118	4,859

Distributable cash flow	$11,867	$11,613	$6,775

Distributions for coverage ratio (2)	$12,929	$10,126	$—

Coverage ratio	0.90	0.90	—

(1)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership's assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership's existing business and related cash flow.

(2)

Represents for the three months ended March 31, 2013 cash distributions declared for common and subordinated units outstanding after the closing of our initial public offering on January 18, 2013 through March 31, 2013, as determined on the record date for the quarter ended March 31, 2013. Distributions with respect to the common units and subordinated units owned by USA Compression Holdings, LLC outstanding on the record date for each of these quarters will be reinvested into newly issued common units under the Partnership’s Distribution Reinvestment Plan.